Exhibit 10.17

520 Main Street Canon City Real Estate Lease

This Lease Agreement (this “Lease”) is dated June 1, 2014, by and between Jannie Coyne (“Landlord”), and {Darren Lampert, CEO, GrowGeneration Pueblo Colp,(“Tenant”). The parties agree as follows.

PREMISES. Landlord, in consideration of the lease payments provided in this Lease, leases to Tenant retail, and office space (the “premises”) at 520 Main Street, Canon City, Colorado 81212.

TERM. The lease term will begin on June 1, 2014 and will terminate on May 31, 2017 at 11:00 AM.

LEASE PAYMENTS. Year 1, tenant shall pay to Landlord monthly installments of $850.00, payable in advance on the first day of each month for 12 months, beginning June 1, 2014 and ending May 1, 2015. Year 2 tenant shall pay to Landlord monthly installments of $900.00, payable in advance on the first day of each month for 12 months, beginning June 1, 2015 and ending May 1, 2016. Year 3 tenant shall pay to Landlord monthly installments of $950.00, payable in advance on the first day of each month for 12 months, beginning June 1, 2016 and ending May 1, 2017.

Lease payment shall be made to the Landlord at P.O. Box 151189, Denver Co. 80215-1189.

SECURITY DEPOSIT. Current security deposit of $500 paid November 17, 2012, will is applied to this lease. Tenant is responsible for damages to the Premises (if any),all unpaid rents and utilities as provided by law. If no damages, are detected and all rents and utilities have been paid at the end of this lease the $500 deposit will be returned to Tenant within 45 days. Any damages, unpaid rents or unpaid utilities will be subtracted from the deposit and the deposit balance returned to the tenant. If unpaid rents, damages or utilities exceed the amount of the deposit, the tenant is responsible to pay the documented amount within 10 days of notification.

POSSESSION. Tenant shall be entitled to possession on June 1, 2014 for the term of this Lease, and shall yield possession to Landlord on the last day of the term, May 31, 2017, unless otherwise agreed by both parties in writing. At the expiration of the term, Tenant shall remove all goods and effects and peaceably yield up the Premises to Landlord in as good a condition as when delivered to Tenant, ordinary wear and tear excepted.

USE OF PREMISES. Tenant may use the Premises only for sales, training, and office operations.

City, State and Federal Code Requirements. Tenant is responsible for modification costs required to meet city, state, and federal building code applicable to the occupancy and operations of the tenants business.

FURNISHINGS. All unattached furnishings are Tenant owned.

PROPERTY INSURANCE. Landlord and Tenant shall each maintain appropriate insurance for their respective interests in the Premises and property located on the Premises. Landlord shall be name as an additional insured in such policies. Tenant shall deliver appropriate evidence to Landlord as proof that adequate insurance is in force issued by companies reasonably satisfactory to Landlord. Landlord shall receive advance written notice from the insurer prior to any termination of such insurance policies. Tenant shall also maintain any other insurance which Landlord may reasonably require for the protection of Landlord’s interest in the Premises. Tenant is responsible for maintaining casualty insurance on their own property.and business operations. Increases in insurance over 5% will require a rent adjustment.

LIABILITY INSURANCE. Tenant shall maintain liability insurance on the Premises in a total aggregate sum of at least $1,000,000.00. Tenant shall deliver appropriate evidence to Landlord as proof that adequate insurance is in force issued by companies reasonably satisfactory to Landlord. Landlord shall receive advance written notice from the insured prior to any terminations of such insurance policies.

MAINTENANCE. Landlord’s obligations for maintenance shall include: the roof, outside walls, and other structural parts of the building. All other items of maintenance not specifically are delegated to Tenant under this Lease.

Tenant’s obligation for maintenance shall include all items not specified under landlords obligation. Any structural changes or remodeling of the store and will require landlord approval, and must meet all City, County and State Code and inspections.

UTILITIES AND SERVICES. Electricity, gas, water, sewer and trash are the Tenant responsibility. Water and sewer are shared expenses and divided between the three properties that share water and sewer. Average cost over the past year is $35 per month and this amount is in addition to the rent. Cost increases will continue to be share by the three tenants. The tenant will be notified of the increase and adjustments and will pay the adjusted amount and increase the following month. Excess water use do to failure to maintain plumbing will be tenant responsibility.

TAXES. Taxes attributable to the Premises or the user of the Premises shall be has follows: Real Estate Taxes. Landlord shall pay all real estate taxes and reassessments for the Premises. All other business related taxes are tenants responsibility. Increases in property tax over 5% will requite a rent adjustment.

TERMINATION. A 90 day written and signed notice of termination is required. The 90 day notice to terminate may be given as early as 90 days prior, within 90 days of lease completion. Notwithstanding any other provision of this Lease, Landlord or Tenant may terminate this lease upon 90 day’s written notice. Once notice is given the Landlord has the right to place for rent/lease signs in the windows and to show the property to prospective tenants. Landlord will notify the tenant prior to scheduled showings Once termination notice has been give landlord will be allowed to show the property upon request.

DEFAULTS. Tenant shall be in default of this Lease if Tenant fails to fulfill any lease obligation or term by which Tenant is bound. Subject to any governing provisions of law to the contrary, if Tenant fails to cure any financial obligation within 3 day (or any other obligation with 5 days) after written notice of such default is provided by Landlord, to tenant, Landlord may take possession of the Premises without further notice (to the extent permitted by law) and without prejudging Landlord’s right to damages. In the alternative, Landlord may elect to cure any default and the cost of such action shall be added to Tenant’s financial obligations under this Lease. Tenant shall pay all costs, damages, and expense (including reasonable attorney fees and expenses) suffered by Landlord by reason of Tenant’s defaults. All sums of money or charges required to be paid by Tenant under this lease shall be additional rents. Whether or not such sums or charges are designated as “additional rent”. The rights provided by this paragraph are cumulative in nature and are in additional to any other rights afforded by law.

LATE PAYMENT. For any payment that is not paid within 3 days after its due date, Tenant shall pay a late fee of $50.00 and $10 per day until the rent is paid.

CUMULATIVE RIGHTS. The rights of the parties under this lease are cumulative, and shall not be construed as exclusive unless otherwise required bylaw.

MECHANIC LIENS. Neither the Tenant nor anyone claiming through the Tenant shall have the right to file mechanics liens or any other kind of lien on the premises and the filing of this Lease constitutes notice that such liens are invalid. Further, Tenant agrees to (1) give actual advance notice to any contractors, subcontractors or suppliers of goods, labor, or services that such liens will not be valid, and (2) take whatever additional steps that are necessary in order to keep the premises free of all liens resulting from construction done by the Tenant.

ASSIGNABILITY/SUBLETTING. Tenant may not sublet without the landlords written approval. Tenant may assign the lease to a new purchaser should the business be sold. The new owner will assume all responsibility and obligation of the lease. The landlord may assign the lease to the purchaser of the real property know as 518-520 Main should the real property be sold. Deposit will transfer to the new owners.

NOTICE. Notice under this Lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, address as follows. Electronic mail may be used with both parties agreement. Signatures will be required. A named Colorado manager with local address will always be used by the Landlord for notice. It is the named manager responsibility to communicate with GrowGeneration Pueblo Corp. It is GrowGeneration Pueblo Corp responsibility to notify the landlord of management name and address changes.

LANDLORD:

Jannie Coyne P.O. Box 151189, Denver CO. 80215-1189

TENANT:

GrowGeneration Pueblo Corp. (CEO Darren Lampert) Local Manager Shantel Arguello

520 Man Street, Canon City, CO 80228	113 W 4th St. Pueblo, CO 81003

Parent Company Address is 800 Westchester Ave, Suite S-638 Rye Brook, NY 10573.

Such addresses may be changed from time to time by either party by providing notice as set forth above. Notices mailed in accordance with the above provisions shall be deemed received on the third day after posting.

GOVERNING LAW. This lease shall be construed in accordance with the laws of the State of Colorado.

ENTIRE AGREEMENT / AMENDEMNT. This lease Agreement contains the entire agreement of the parties and there are not promises, conditions, understanding or other agreements, whether oral or written, relating to the subject mater of this Lease. This Lease may be modified or amended by writing, if the writing is signed by the party obligated under the amendment.

SEVERABILITY. If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provision shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provisions, it would become valid and enforceable then such provision shall be deemed to be written, construed and enforced as so limited.

WAIVER. The failure of either party to enforce any provision of this Lease shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Lease,

BINDING EFFECT. The provisions of this Lease shall be binding upon and inure to the benefit of both parties and their respective legal representative, successors and assigns.

Special Provisions: The $500.00 for the security deposit is carried forward. The $650.00 for last month’s rent will carry forward and apply to the May 1, 2017 last month’s rent, making the last month’s rent $300.00, due May 1, 2017. Additional keys are $15 per key, rekey is a tenant expense.

LANDLORD:	/s/ Jannie L. Coyne	Date: 6-6-14

Jannie L. Coyne

TENANT:	/s/ Darren Lampert	Date:

GrowGeneration Pueblo Corn. CEO Darren Lampert

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